UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2024

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 13, 2024, Fair Isaac Corporation (the “Company”) entered into an amendment (the “Third Amendment”) to its Second Amended and Restated Credit Agreement dated as of August 19, 2021 among the Company, the several banks and other financial institutions from time to time parties thereto, Wells Fargo Securities, LLC, as sole lead arranger and bookrunner and Wells Fargo Bank, National Association, as administrative agent (as amended by the First Amendment to Second Amended and Restated Credit Agreement dated October 20, 2021 and the Second Amendment to Second Amended and Restated Credit Agreement dated November 3, 2022, the “Existing Credit Agreement” and as amended by the Third Amendment, the “Credit Agreement”).

The Third Amendment provides for an unsecured incremental term loan under the Credit Agreement that will mature on August 19, 2026 in the aggregate principal amount of $450 million (the “Incremental Term A-1 Loan”). The Credit Agreement also provides for a $600 million revolving loan facility (the “Revolving Facility”) and a $300 million term loan that was borrowed on October 20, 2021 (the “Initial Term Loan”), with an option for the Company to request additional incremental term loans from time to time, in each case subject to the terms and conditions of the Credit Agreement.

The Company has no obligation to make scheduled principal repayments of the Incremental Term A-1 Loan prior to the maturity date. The Company may prepay, without premium or penalty, in whole or in part, the Incremental Term A-1 Loan. The Incremental Term A-1 Loan is subject to customary representations and warranties and financial and other covenants and conditions, including certain customary events of default, consistent with the Existing Credit Agreement.

Interest on the Incremental Term A-1 Loan is calculated in a similar manner as interest under loans borrowed under the Revolving Facility and the Initial Term Loan and is based on (i) a base rate, which is the greatest of (a) Wells Fargo Bank’s base rate, (b) the federal funds rate plus 50 basis points and (c) the one-month adjusted term SOFR rate plus 100 basis points (provided that clause (c) shall not be applicable during any period in which the adjusted term SOFR rate is unavailable or unascertainable), plus, in each case, an applicable margin, or (ii) an adjusted term SOFR rate, plus an applicable margin (or, if such rate is no longer available, a successor benchmark rate determined in accordance with the terms of the Credit Agreement). The applicable margin for SOFR borrowings ranges from 100 to 175 basis points and the applicable margin for base rate borrowings ranges from 0 to 75 basis points. The applicable margin is determined based on the Company’s total leverage ratio. Adjusted term SOFR is defined as term SOFR for the relevant interest period plus a SOFR adjustment of 10 basis points.

Wells Fargo and the other lenders party to the Credit Agreement may have performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

The foregoing description of the Third Amendment is a summary only and is qualified by reference to the Third Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Third Amendment to Second Amended and Restated Credit Agreement among the Company, the several banks and other financial institutions from time to time parties thereto, and Wells Fargo Bank, National Association, as administrative agent, dated as of June 13, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By:	/s/ STEVEN P. WEBER
Steven P. Weber
Executive Vice President and Chief Financial Officer

Date: June 14, 2024